QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23

Independent Auditors' Consent

The Board of Directors
Forest Oil Corporation:

        We consent to the incorporation by reference in (i) the Registration Statements (Nos. 2-74151, 2-76946, 33-02748 and 33-59504) on Form S-8 of Forest Oil Corporation—Retirement Savings Plan of Forest Oil Corporation, (ii) the Registration Statement (No. 33-48440) on Form S-8 of Forest Oil Corporation—1992 Stock Option Plan of Forest Oil Corporation, (iii) the Registration Statement (No. 333-49376) on Form S-8 of Forest Oil Corporation—Forcenergy 1999 Stock Plan filed as Post Effective Amendment No. 1 to the Registration Statement of Forest Oil Corporation on Form S-4, (iv) the Registration Statements (Nos. 333-35270 and 333-56506) on Form S-3 of Forest Oil Corporation, (v) the Registration Statements (Nos. 333-05497 and 333-89174) on Form S-8 of Forest Oil Corporation—Stock Incentive Plan, (vi) the Registration Statement (No. 333-81529) on Form S-8 of Forest Oil Corporation—Employee Stock Purchase Plan, (vii) the Registration Statements (Nos. 333-62408 and 333-108267) on Form S-8 of Forest Oil Corporation—2001 Stock Incentive Plan, as Amended, and (viii) the Registration Statement (No. 333-108271) on Form S-8 concerning a restricted stock agreement and certain stock option agreements between Forest Oil Corporation and Robert S. Boswell, of our report dated January 9, 2004 with respect to the combined statements of revenue and direct operating expenses of certain oil and natural gas properties in South Louisiana and offshore Gulf of Mexico, acquired from Union Oil Company of California by Forest Oil Corporation, for the nine months ended September 30, 2003 and the year ended December 31, 2002, which report appears in the Form 8-K/A of Forest Oil Corporation dated October 31, 2003.

/s/ KPMG LLP KPMG LLP

Denver, Colorado
January 14, 2004

QuickLinks

Independent Auditors' Consent